Exhibit 3.1
CERTIFICATE OF AMENDMENT
to the
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
McMoRan EXPLORATION CO.
     McMoRan Exploration Co., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
     FIRST: At a meeting on February 7, 2011, the Corporation’s Board of Directors, duly adopted resolutions (1) setting forth a proposed amendment to Article X sections (f) and (k) of the Corporation’s Amended and Restated Certificate of Incorporation to revise the definitions of “Continuing Director” and “Interested Stockholder” in accordance with Section 10 of the Stockholder Agreement between the Corporation and Plains Exploration & Production Company dated as of December 30, 2010, (2) declaring the proposed amendment to be advisable, (3) directing that the proposed amendment be considered at the 2011 annual meeting of stockholders, and (4) recommending that the Corporation’s stockholders approve the proposed amendment at the Corporation’s 2011 annual meeting of stockholders.
     SECOND: At the Corporation’s 2011 annual meeting of stockholders on June 15, 2011, the holders of at least a majority of the Corporation’s outstanding common stock voted in favor of a proposal to amend Article X sections (f) and (k) of the Corporation’s Amended and Restated Certificate of Incorporation, so that as amended, said sections shall be and read as follows:
ARTICLE X
Definitions
(f) “Continuing Director” means (i) any member of the Board of Directors who is not an Interested Stockholder or an Affiliate or Associate thereof, and who was a director of the Corporation prior to the time the Interested Stockholder became an Interested Stockholder, and (ii) any other member of the Board of Directors who is not an Interested Stockholder or an Affiliate or Associate thereof, and was nominated or recommended for election, or elected, by a majority of the Continuing Directors at a meeting at which a quorum consisting of a majority of the Continuing Directors was present, provided that, in the absence of an Interested Stockholder, any reference to “Continuing Directors” shall mean all the directors then in office. For purposes of this Amended and Restated Certificate of Incorporation, directors who are not nominated for or designated for election by an Interested Stockholder shall not be deemed to be an Affiliate or Associate of such Interested Stockholder.
(k) “Interested Stockholder” means any person (other than the Corporation, any Subsidiary, Plains Exploration & Production Company, any Employee Benefit Plan, any fiduciary with respect to an Employee Benefit Plan acting in such capacity, any person owning Capital Stock as of November 9, 1998, or any Affiliate or Associate of any of the

foregoing) who (1) is the Beneficial Owner, directly or indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 15% or more of the Voting Stock or (2) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 15% or more of the Voting Stock. For the purpose of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by the person through application of paragraph (c) of Article IX, section 3 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
     THIRD: This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned, being the Senior Vice President, Chief Financial Officer and Secretary of the Corporation, for the purpose of amending the Amended and Restated Certificate of Incorporation, does hereby make this Certificate of Amendment, hereby declaring and certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly the undersigned has hereunto set her hand as of this 16th day of June, 2011.

McMoRan EXPLORATION CO.
By:	/s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer and Secretary